Exhibit 99.1

FOR IMMEDIATE RELEASE

For press inquiries:	For investor inquiries:
Jules Abraham	Scott Gordon
for Alimera Sciences	for Alimera Sciences
917-885-7378	scottg@coreir.com
julesa@coreir.com

Alimera Sciences Announces the Appointment of Industry Veteran and Ophthalmology Business Executive John Snisarenko to its Board of Directors

ATLANTA, July 19, 2019 – Alimera Sciences, Inc. (Nasdaq: ALIM) (“Alimera”), a leader in the commercialization and development of prescription ophthalmology treatments for the management of retinal diseases, announces the appointment of John Snisarenko to its Board of Directors. Mr. Snisarenko has more than 30 years of commercial experience in the pharmaceutical industry, including major retina and ophthalmology businesses.
“John’s commercial experience in ophthalmology and other successful pharmaceutical products makes him a great addition to our Board of Directors and a great resource to help me guide Alimera into the future,” said Rick Eiswirth, Alimera’s President and Chief Executive Officer. “I look forward to his perspective and advisement, and welcome John to our Board.”

Mr. Snisarenko added “ILUVIEN® brings to the table unique and impactful benefits for treating both diabetic macular edema and non-infectious posterior uveitis. I am very pleased to join Alimera’s Board of Directors at this exciting time as the Company pursues its strategy to become a leader in the treatment of retinal diseases.”

Mr. Snisarenko joined Shire (now Takeda) in 2017 as Group Vice President and Head of its ophthalmic business. During that time, he led a large, multidisciplinary team in the launch of Shire’s first ophthalmic therapeutic, Xiidra®, for treatment of dry eye. He also served as a member of the commercial leadership team at Shire and, as well, as played a key role in the divestiture of the ophthalmic business to Novartis Pharma.

Prior to joining Shire, Mr. Snisarenko led commercial activities for Genentech’s ophthalmology (Lucentis®) and rheumatology (Rituxan®, Actemra®) franchises for 10 years. All three medicines achieved more than $1 billion in sales in the U.S. Mr. Snisarenko also held various positions of increasing responsibility at CIBA Vision/Novartis Pharma. In his last nine years at Novartis, he served as vice president and business unit head for the Canadian business at Novartis Ophthalmics, holding general management responsibilities.

Mr. Snisarenko has held numerous advisory board positions, and was a board member for the Foundation Fighting Blindness in Canada. He holds a B.Sc. in Biochemistry and an MBA in Marketing and International Business from McGill University in Montreal, Canada.
About Alimera Sciences, Inc.
www.alimerasciences.com
Alimera, founded in June 2003, is a pharmaceutical company that specializes in the commercialization and development of prescription ophthalmic pharmaceuticals. Alimera is presently focused on diseases affecting the back of the eye, or retina, because these diseases are not well treated with current therapies and will affect millions of people in our aging populations. For more information, please visit www.alimerasciences.com.
About ILUVIEN
ILUVIEN (fluocinolone acetonide intravitreal implant) 0.19 mg is a sustained release intravitreal implant, injected into the back of the eye. With its CONTINUOUS MICRODOSINGTM technology, ILUVIEN is designed to release submicrogram levels of fluocinolone acetonide, a corticosteroid, for up to 36 months, to reduce the recurrence of disease, enabling patients to maintain vision longer with fewer injections. ILUVIEN is approved in the U.S., Canada, Kuwait, Lebanon and the U.A.E to treat diabetic macular edema (DME) in patients who have been previously treated with a course of corticosteroids and did not have a clinically significant rise in intraocular pressure. In 17 European countries, ILUVIEN is indicated for the treatment of vision impairment associated with chronic DME considered insufficiently responsive to available therapies. In March 2019, ILUVIEN received approval in the 17 countries under the Mutual Recognition Procedure for prevention of relapse in recurrent non-infectious uveitis affecting the posterior segment of the eye. The 17 European countries include the U.K., Germany, France, Italy, Spain, Portugal, Ireland, Austria, Belgium, Denmark, Norway, Finland, Sweden, Poland, Czech Republic, the Netherlands, and Luxembourg. The regulatory process is now in the national phase in which Alimera is working with the European member states to finalize the label for the new indication to meet each country’s local requirements. Timeline to this goal varies by each country. ILUVIEN is not approved for treatment of uveitis in the United States.
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